Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Astec Industries, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-124420, 333-133013, 333-176177, and 333-255536) on Form S-8 of our report dated March 1, 2023, with respect to the consolidated financial statements of Astec Industries, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Atlanta, Georgia
March 1, 2023